Exhibit 99.1

ClearSign Technologies Corporation Provides Third Quarter 2023 Update

TULSA, Okla., November 14, 2023 -- ClearSign Technologies Corporation (Nasdaq: CLIR) ("ClearSign" or the "Company"), an emerging leader in industrial combustion and sensing technologies that improve energy, operational efficiency and safety while dramatically reducing emissions, today provides an update on operations for the third quarter ended September 30, 2023.

“We are pleased to start putting our initial commercial orders into operation, and meaningfully expanding our operational reference list as we do so,” said Jim Deller, Ph.D., Chief Executive Officer of ClearSign. “Our first commercial boiler burner installation was started up last week, our Texas chemicals burner is installed and awaiting start up, and burners for our two fast track refinery heaters are scheduled to start up next month and early in the new year.” “On top of this, we rolled out new branding of our boiler burner line with Rogue. The new market segmentation and flexibility in this product line attained through this refreshed branding has already shown promise, and we are encouraged by the growing opportunities in both of our product lines,” concluded Dr. Deller.

Recent strategic and operational highlights during and subsequent to the end of the third quarter 2023 include:

Marketing re-Lauch of Boiler Burner Products: The Company has launched and branded the boiler product line to Rogue NZN (Near Zero NOx), Rogue S5 and Rogue S9. These product lines are targeted and segmented to address prospective customers’ different needs and requirements.

Hired Matthew Martin as Chief Technology Officer: Mr. Martin is an established industry veteran who is well respected throughout the fired equipment and combustion industry. Mr. Martin’s focus will be to further develop and grow ClearSign’s business in the rapidly evolving global energy industry. Mr. Martin will leverage his experience in product positioning to identify opportunities for business growth and look to broaden the applications of the unique ClearSign Core technology into new markets and verticals.

Completed Successful Phase 1 Testing of Ultra-Low NOx 100% Hydrogen Burner and Awarded Phase 2 SBIR Grant for $1.65M: With this completion of the Phase 1 work, the Company submitted a follow-up proposal with testing data and documented industry support to continue the development work with a Phase 2 grant. Subsequently, the Company was awarded a Phase 2 government grant through the SBIR program with the DOE to further the development and commercialization of a ClearSign Core™ Ultra Low NOx burner fueled with 100% hydrogen.

Announced the Collaboration and Support from SoCalGas for its Flexible Hydrogen Fueled Ultra Low NOx Process Burner Project: SoCalGas will promote the introduction and field demonstration of the hydrogen capable ClearSign Core burner technology in Southern California, as well as provide an additional $500,000 to fund to the project which is designed to help decarbonize hard-to-electrify industries, which is entering its commercialization phase.

The Company recognized approximately $85 thousand in revenue during the three months ended September 30, 2023, as compared to zero revenue for the same period of 2022.

Cash, cash equivalents and short-term investments were approximately $7.2 million as of September 30, 2023.

There were 38,565,836 shares of the Company’s common stock issued and outstanding as of September 30, 2023.

The Company will be hosting a call at 5:00 PM ET today. Investors interested in participating on the live call can dial 1-866-372-4653 within the U.S. or 1-412-902-4217 from abroad. Investors can also access the call online through a listen-only webcast at  https://app.webinar.net/dWz7ApJRlBv or on the investor relations section of the Company's website at http://ir.clearsign.com/overview.

The webcast will be archived on the Company's investor relations website for at least 90 days and a telephonic playback of the conference call will be available by calling 1-877-344-7529 within the U.S. or 1-412-317-0088 from abroad. Conference ID #4731576. The telephonic playback will be available for 7 days after the conference call.

About ClearSign Technologies Corporation

ClearSign Technologies Corporation designs and develops products and technologies for the purpose of improving key performance characteristics of industrial and commercial systems, including operational performance, energy efficiency, emission reduction, safety and overall cost-effectiveness. Our patented technologies, embedded in established OEM products as ClearSign Core™ and ClearSign Eye™ and other sensing configurations, enhance the performance of combustion systems and fuel safety systems in a broad range of markets, including the energy (upstream oil production and down-stream refining), commercial/industrial boiler, chemical, petrochemical, transport and power industries. For more information, please visit www.clearsign.com.

Cautionary note on forward-looking statements

All statements in this press release that are not based on historical fact are “forward-looking statements.” You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “would,” “should,” “could,” “may,” “will” or other similar expressions. While management has based any forward-looking statements included in this press release on its current expectations on the Company’s strategy, plans, intentions, performance, or future occurrences or results, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, our ability to successfully deliver, install, and meet the performance obligations of our burners in the California and Texas market, and any other markets we may sell our products in; our ability to further expand the sale of ultra-low NOx process and boiler burners; our ability to successfully perform engineering orders; our ability to successfully develop our 100% hydrogen burner with the Phase 2 grant funding; general business and economic conditions; the performance of management and our employees; our ability to obtain financing, competition; whether our technology will be accepted and adopted and other factors identified in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission and available at www.sec.gov and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a competitive environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and, except as may be required by law, undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For further information:

Investor Relations:

Matthew Selinger

Firm IR Group for ClearSign

+1 415-572-8152

mselinger@firmirgroup.com